Exhibit 10.30
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective this 1st day of January, 1997, by and between DAKOTAH, INCORPORATED, a South Dakota corporation (the "Company"), and GEORGE C. WHYTE ("Employee").

                                    RECITALS:

      A. The Company desires to employ Employee in accordance with the terms of this Employment Agreement.

      B.    The Company and Employee desire to enter into this Employment
            Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

      1. Nature and Capacity of Employment. The Company hereby agrees to employ Employee pursuant to the terms of this Agreement. Employee agrees to perform, or to hold himself available to perform, on a full-time basis, any reasonable functions prescribed by his superior or the Executive Committee of the Board of Directors.

      2. Term of Employment. The term of this Agreement shall commence as of the date hereof and continue until December 31, 2001, unless earlier terminated as provided herein ("Term").

      3. Compensation; Executive Compensation Plan. During the first year of the Term of this Agreement, the Company shall pay Employee an annual base salary ("Base Salary") of One Hundred Fifty Thousand Dollars ($150,000.00), payable in equal semi-monthly installments. Such annual Base Salary shall increase each year by a percentage equal to the average percentage increase given to other corporate employees of the Company, up to a maximum of five percent (5%) per year. Employee shall also be entitled to participate in the executive compensation plan as established and modified from time to time by the Company.

      4. Employee Benefits; Vacation.

      (a) Employee shall be entitled to participate in all retirement plans and all other employee benefits and policies of the Company so long as he is employed by the Company, and all payments or other benefits paid or payable to Employee under such employee benefit plan or program of the Company shall not be affected or modified by this Agreement and shall be in addition to the compensation payable to Employee from time to time under this Agreement; provided, Employee shall not be entitled to payments of Base Salary or bonuses while receiving disability payments under a Company disability plan.

      (b) The Company shall reimburse Employee for his actual and reasonable out-of-pocket expenses incurred in the performance of his duties in accordance with the policies of the Company in effect from time to time.

      5. Stock Options. Upon the date of this Agreement, Employee shall be granted an option (the "Option") to purchase 100,000 shares of Company Common Stock (the "Option Shares") pursuant to the Dakotah, Incorporated 1995 Stock Option Plan. The Option shall have an exercise price equal to the market price of such stock on the NASDAQ National Market System as of the close of such market on September 16, 1996 and a term of seven (7) years. Employee's rights in the Option Shares shall vest as set forth in the Option. The remaining terms and provisions of the Option shall be governed by the Dakotah, Incorporated 1995 Stock Option Plan.

      6. Loan. Upon the date of this Agreement, the Company shall make available to Employee a loan in the principal amount equal to the sum of (i) $2.56 per share multiplied by the number of shares of common stock of the Company to be purchased by Employee under his stock options granted in 1994 plus (ii) an amount equal to the tax liability to be incurred by Employee in connection with the exercise of such options. Such loan shall be evidenced by a written promissory note, in form and substance reasonably acceptable to the parties, and the proceeds of the loan shall be used solely in connection with the exercise of the stock options granted to Employee in 1994. Such loan shall be a full recourse obligation of Employee, shall bear interest at a variable rate per annum equal to the rate paid by the Company on its revolving line of credit, and shall be amortized over a period of five (5) years with annual payments of principal and accrued interest. The loan shall be secured by a pledge of all stock of the Company owned by Employee, whether now owned or hereafter acquired, but excluding shares held by the Company profit plan and shares Employee owned prior to the date of this Agreement. Employee shall execute and deliver all documents necessary to grant and perfect such lien, including, without limitation, a pledge or security agreement, blank stock powers, stock certificates, and a UCC-1 financing statement.

      Fifty percent (50%) of any bonus received by Employee during each year, as determined on an after-tax basis, shall be applied as a mandatory prepayment on the amounts to become due under the loan during such year. In addition, the proceeds, as determined on an after-tax basis, from the sale by Employee of any stock of the Company shall be applied as a mandatory prepayment on the amounts to become due under the loan during the year of such sale.

      7. Undertakings of Employee. Employee agrees that he shall use his best efforts to perform the functions of his employment in a professional manner consistent with executives in other businesses performing similar functions, and he shall spend his full working time and effort in performance of his duties with the Company so long as Employee is employed by the Company, and Employee will not, during the course of his employment by the Company, without prior written approval of the Board of Directors of the Company, become an employee, director, officer, agent, partner of or consultant to, or a stockholder of (except a stockholder of a public company in which Employee owns less than 5% of the issued and outstanding capital stock of such company) any company or other business entity which is a significant competitor, supplier or customer of the Company.

      8. Termination of Agreement. This Agreement and Employee's employment may be terminated prior to the expiration of the Term as follows:

      (a) Notwithstanding anything contained herein to the contrary, the Company, acting by and through its Board of Directors, shall have the right to immediately terminate this Agreement and thereby terminate the employment of Employee for "cause," which means: (i) criminal activity or dishonesty of Employee which is proven or admitted, (ii) acts of disloyalty to the Company during Employee's employment with the Company, including without limitation, repeated public or private disparagement of the Company, its products or condition, the disclosure of any of the Company's trade secrets to competitors, or the employment of Employee by a business entity directly competitive with the Company, or (iii) the failure of Employee to use his best efforts to perform the functions of his employment in a professional manner consistent with executives in other businesses performing similar functions (a bona fide disability shall not result in a failure to "use best efforts").

      (b) If the Board votes to terminate this Agreement and Employee's employment with the Company for "cause," notice stating the effective date of such termination shall be delivered to Employee, which date may be the date of the delivery of such notice. As of the effective date of such termination of Employee's employment by the Company, the Company shall be relieved of all further obligations and liabilities to Employee under this Agreement.

      (c) This Agreement, Employee's employment with the Company, and the Company's obligation to pay Employee his Base Salary and bonus, if any, shall immediately terminate upon Employee's death.

      (d) If Employee voluntarily terminates his employment with the Company, the Company shall no longer be obligated to pay Employee his Base Salary or any bonus.

      (e) If the Company terminates Employee's employment for any reason other than cause or death, the Company shall pay Employee a severance payment equal to his current annual Base Salary in effect as of the date of termination, provided that if such termination is the direct result of a change in control (as defined below), such severance payment shall be equal to two (2) times his annual Base Salary in effect as of the date of termination. For purposes of this Agreement, a "change in control" shall be deemed to occur upon any of the following transactions: (i) a merger or acquisition in which the Company is not the surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; or (iii) the acquisition of more than fifty percent (50%) of the Company's outstanding voting stock directly from the Company's stockholders by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control of the Company).

      9. Confidentiality. During and after the Term of this Agreement, Employee shall not communicate, divulge or use any secret, confidential information, trade secret, or confidential customer list or information of the Company, to, or on behalf of any person or entity, except as consented to in writing by the Company. This obligation shall apply with respect to any such item until such item ceases (other than through the action of Employee) to be secret or confidential.

      10. Non-Competition. Subject to the payment obligations described below, during the (i) Term of this Agreement, (ii) any period of Employee's employment with the Company after the Term of this Agreement, or (iii) the twelve (12) month period immediately following the termination of Employee's employment (whether such termination is during or after the Term of this Agreement), Employee shall not, directly or indirectly, on his own behalf or as a partner, employee, agent, director, or equity owner of any person, firm, corporation or otherwise, enter or engage in any business that is competitive with the Company's business within the continental United States ("Territory"), or, without limiting the generality of the foregoing, solicit or attempt to solicit within the Territory any customers or employees of the Company, or persons who were customers of the Company within the one (1) year period prior to Employee's termination of employment (whether such termination is during or after the Term of this Agreement), with the intent to provide such customers with goods or services which are competitive with those provided by the Company. The parties agree that the Company's market includes the continental United States and that limiting competition by Employee in the continental United States is a reasonable restriction. Notwithstanding the foregoing, in the event of a termination for any reason other than for "cause" as defined in Section 8(a)(i) or 8(a)(ii), Employee shall be subject to the non-competition provision set forth in this Section 10 hereof, but only if and so long as the Company at its discretion continues to pay Employee his current salary in effect as of the date of termination. In the event of a termination for "cause," as defined in Section 8(a)(i) or 8(a)(ii), Employee shall be subject to the non-competition provision set forth in this Section 10 without any payment of additional salary to Employee.

      11. Injunctive Relief. The parties agree that monetary damages will not be an adequate remedy in the event of any breach of Section 9 or Section 10 of this Agreement. Accordingly, in addition to any claim for damages, the parties agree that the Company shall have the right to seek and obtain injunctive or other equitable relief in the event of any breach or threatened breach of the provisions of Section 9 or Section 10 hereof.

      12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Dakota.

      13. Notices. All notices or communications given under this Employment Agreement by one party to the other shall be in writing and shall be deemed to have been given when personally delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Company:
             Dakotah, Incorporated
             North Park Lane
             Webster, SD  57274
             Attn:  Vice Chairman

      If to Employee:
             George C. Whyte
             North Park Lane
             Webster, SD  57274

or to such other addresses as may be communicated in writing by either party to the other.

      14. Partial Invalidity. In the event that any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

      15. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and shall not be amended except in a writing signed by both parties.

      16. Survival of Provisions. The provisions contained in Sections 9 and 10 of this Agreement shall survive the Term and any termination of the other portions of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              DAKOTAH, INCORPORATED
                              By_______________________________
                                Its____________________________

                              George C. Whyte